410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces First Quarter of Fiscal 2019 Results

CHICAGO-(December 7, 2018)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, announced today its first quarter 2019 earnings.

	First Quarter
	Ended October 31, 2018

	F19	F18	Change
Consolidated Results
Net Sales	$66,143,000	$66,646,000	(1)%
Net Income Attributable to Oil-Dri	$906,000	$3,050,000	(70)%
Earnings per Diluted Share	$0.12	$0.41	(71)%
Business to Business
Net Sales	$25,326,000	$27,087,000	(7)%
Segment Operating Income	$7,032,000	$8,876,000	(21)%
Retail and Wholesale
Net Sales	$40,817,000	$39,559,000	3%
Segment Operating Income	$9,000	$2,365,000	(100)%

Daniel S. Jaffee stated, “I am not pleased with the financial results of fiscal 2019’s first quarter. Behind the many challenges faced in the quarter, I continue to see great promise in our value-added products. Our Business to Business and Consumer strategies are working and hold great promise for long term success.

In the quarter, we experienced higher costs of freight, packaging and non-fuel manufacturing costs. The cost of freight increased more than 2 million dollars, or greater than 20% compared to the first quarter of fiscal 2018. While portions of the freight increase were one-time, we expect the majority of the increase to continue for the remainder of the year and beyond. This increase is not specific to Oil-Dri, but widespread in the market.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

In addition to the freight increase, net income was negatively impacted by increased advertising costs in support of our Cat’s Pride litter products and the mix of Business to Business products sold.

As expected, overall cash flow, sales and profitability were negatively impacted by the implementation of our new enterprise resource planning (ERP) system that went live during the quarter. In the period, compliance costs and fines related to order processing, shipping and customer communication were estimated to be $500,000, and costs associated with ERP project consultants were approximately $600,000.

Net sales of our Business to Business products decreased in the period due to price competition, driven partially by currency exchange rates in Latin America and order timing. We continue to be excited about feedback from the field regarding our Amlan International products, Varium and NeoPrime, that offer natural alternatives to improving growth in global poultry and swine operations.

In October, Cat’s Pride was proud to be the sponsor of a major network television integration, reaching over 36 million impressions. The sponsorship promoted brand awareness of the Cat’s Pride Fresh & Light product line and our Litter for Good campaign, in which one pound of litter is donated to animal welfare organizations for every Fresh & Light green jug purchased. Catspride.com website traffic increased 71% and social media traffic increased 90% during the integration. The sponsorship helped our Litter for Good program, generating growth in Cat’s Pride Club membership, shelter nominations to receive donated litter and shelter participation in the program. To date, our Cat’s Pride Club membership has grown by 19,000 since the launch of our Litter for Good program less than a year ago, and we have promised over 3.6 million pounds in litter donations.

Net sales of consumer products were up approximately 5% compared to the first quarter of fiscal 2018, contributing to this was a 21% increase in net sales of private label lightweight litter. This growth is encouraging given the operational challenges that were faced during the quarter due to the ERP system implementation.

For more details on our financial results, please review the Form 10-Q that was filed today and join us for our earnings teleconference and 2018 Annual Meeting of Stockholders on Tuesday, December 11th. Remote participation details are available on our website’s Events page.”

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

###

While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

The Company will host its first quarter fiscal 2019 teleconference and 2018 Annual Meeting of Stockholders on Tuesday, December 11, 2018. The meeting will commence at 9:30 am Central Time. The event will be held on the sixth floor of The University of Chicago Booth School of Business, Gleacher Center, 450 Cityfront Drive, Chicago, Illinois 60611. Remote participation details are available on our website’s Events page.

“Oil-Dri”, “Amlan”, “Cat’s Pride”, “Fresh & Light”, “Varium”, and “NeoPrime” are registered trademarks of Oil-Dri Corporation of America. “Litter for Good” is a trademark of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	(in thousands, except per share amounts)
	First Quarter Ended October 31
	2018	% of Sales	2017	% of Sales
Net Sales	$66,143	100.0%	$66,646	100.0%
Cost of Sales (1)	(50,133)	(75.8)%	(47,671)	(71.5)%
Gross Profit	16,010	24.2%	18,975	28.5%
Selling, General and Administrative Expenses (1)	(15,007)	(22.7)%	(14,760)	(22.1)%
Operating Income	1,003	1.5%	4,215	6.3%
Interest Expense	(151)	(0.2)%	(201)	(0.3)%
Other Income (1)	32	—%	(175)	(0.3)%
Income Before Income Taxes	884	1.3%	3,839	5.8%
Income Tax Benefit (Expense)	50	0.1%	(789)	(1.2)%
Net Income	934	1.4%	3,050	4.6%
Net Income Attributable to Noncontrolling Interest	28	—	—	—
Net Income Attributable to Oil-Dri	$906	1.4%	$3,050	4.6%
Net Income Per Share:
Basic Common	$0.13		$0.45
Basic Class B Common	$0.10		$0.34
Diluted Common	$0.12		$0.41
Average Shares Outstanding:
Basic Common	5,076		5,025
Basic Class B Common	2,069		2,090
Diluted Common	7,243		7,211

(1) Prior year amounts have been retrospectively adjusted to conform to the current year presentation of the non-service cost components of net periodic benefit cost required by new guidance under Accounting Standards Codification (“ASC”) 715, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of October 31
		2018	2017
Current Assets
Cash and Cash Equivalents		$9,019	$8,401
Short-term Investments		2,652	18,133
Accounts Receivable, Net		39,935	32,054
Inventories		25,413	22,759
Prepaid Expenses		8,200	7,554
Total Current Assets		85,219	88,901
Property, Plant and Equipment, Net		87,338	84,251
Other Assets		24,394	33,765
Total Assets		$196,951	$206,917

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Accounts Payable		13,287	7,828
Dividends Payable		1,656	1,559
Accrued Expenses		17,691	15,277
Total Current Liabilities		35,717	27,747
Noncurrent Liabilities
Notes Payable		3,031	6,085
Other Noncurrent Liabilities		26,416	44,975
Total Noncurrent Liabilities		29,447	51,060
Stockholders' Equity		131,787	128,110
Total Liabilities and Stockholders' Equity		$196,951	$206,917

Book Value Per Share Outstanding		$18.44	$18.01

Acquisitions of:
Property, Plant and Equipment	First Quarter	$4,058	$4,045
	Year To Date	$4,058	$4,045
Depreciation and Amortization Charges	First Quarter	$3,305	$3,192
	Year To Date	$3,305	$3,192

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$934	$3,050
Adjustments to reconcile net income to net cash
provided by operating activities, net of acquisition:
Depreciation and Amortization	3,305	3,192
(Increase) Decrease in Accounts Receivable	(6,367)	718
(Increase) in Inventories	(2,933)	(154)
Increase (Decrease) in Accounts Payable	7,290	(825)
(Decrease) in Accrued Expenses	(1,780)	(3,275)
Increase in Pension and Postretirement Benefits	479	334
Other	(244)	(472)
Total Adjustments	(250)	(482)
Net Cash Provided by Operating Activities	684	2,568

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(4,058)	(4,045)
Net Dispositions of Investment Securities	4,482	5,468
Other	—	8
Net Cash Provided by Investing Activities	424	1,431

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,083)
Dividends Paid	(1,627)	(1,553)
Purchase of Treasury Stock	(135)	(27)
Net Cash Used in Financing Activities	(4,845)	(4,663)

Effect of exchange rate changes on cash and cash equivalents	(1)	(30)

Net Decrease in Cash and Cash Equivalents	(3,738)	(694)
Cash and Cash Equivalents, Beginning of Period	12,757	9,095
Cash and Cash Equivalents, End of Period	$9,019	$8,401

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515